As filed with the Securities and Exchange Commission on February 23, 2012

Registration No. 333-165650

Registration No. 333-159750

Registration No. 333-133946

Registration No. 333-132181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-165650

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-159750

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-133946

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-132181

UNDER

THE SECURITIES ACT OF 1933

NetLogic Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0455244
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

NetLogic Microsystems, Inc.

c/o Broadcom Corporation

5300 California Avenue

Irvine, California 92617

(949) 926-5000

(Address of principal executive offices)

Maria Wronski

Chief Financial Officer and Treasurer

NetLogic Microsystems, Inc.

c/o Broadcom Corporation

5300 California Avenue

Irvine, California 92617

(949) 926-5000

(Name and address of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following registration statements of NetLogic Microsystems, Inc. (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) on the dates indicated:

•	Registration Statement No. 333-165650, filed with the SEC on March 24, 2010, registering 6,774,464 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”);

•

Registration Statement No. 333-159750, filed with the SEC on June 4, 2009, as amended by a registration statement on Form S-3/A, filed with the SEC on October 23, 2009, registering such indeterminate number of shares of Common Stock and the Registrant’s preferred stock, par value $0.01 per share, such indeterminate principal amount of debt securities and such indeterminate amount of warrants as may be offered from time to time with an aggregate initial offering price not to exceed $150,000,000;

•

Registration Statement No. 333-133946, filed with the SEC on May 10, 2006, as amended by a registration statement on Form S-3/A, filed with the SEC on June 5, 2006, registering such indeterminate number of shares of Common Stock and the Registrant’s preferred stock, par value $0.01 per share, such indeterminate principal amount of debt securities and such indeterminate amount of warrants as may be offered from time to time with an aggregate initial offering price not to exceed $125,000,000; and

•	Registration Statement No. 333-132181, filed with the SEC on March 3, 2006, registering 1,984,095 shares of Common Stock.

Pursuant to an Agreement and Plan of Merger, dated September 11, 2011, by and among Broadcom Corporation, a California corporation (“Broadcom”), I&N Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Broadcom (“Merger Sub”), and the Registrant, Merger Sub will be merged with and into the Registrant. As a result of the Merger, the Registrant will become a wholly-owned subsidiary of Broadcom.

In anticipation of the closing of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to the Registration Statements to deregister all of the securities which remain unsold, if any, under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California on February 23, 2012.

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Maria Wronski
Maria Wronski
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-3 have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajiv Ramaswami Rajiv Ramaswami	(Principal Executive Officer)	February 23, 2012

/s/ Maria Wronski Maria Wronski	(Principal Financial Officer and Principal Accounting Officer)	February 23, 2012

/s/ Rajiv Ramaswami	Director	February 23, 2012
Rajiv Ramaswami

/s/ Maria Wronski	Director	February 23, 2012
Maria Wronski